Exhibit 10.6

Alcoa Flexible Packing, LLC
Alcoa Flexible Packaging, LLC
6603 West Broad St.
Richmond, VA 23230
Tel: xxxxxxxx
Fax: (703) 738-1699
1/28/2008
Amendment 4951
R. J. Reynolds Tobacco Company
Attn: Craig Demarest, Senior Director Procurement
401 North Main St.
Winston-Salem, NC 27102-2866
Fax: (336) 741-0974
     Re:     Notice of Appointment of Agent & Request for Consent
Dear Mr. Demarest:
     Subject to the consent of R. J. Reynolds Tobacco Company (“RJRT”), with such consent to be evidenced by RJRT’s execution of this letter below, Alcoa Flexible Packaging, LLC (“AFP”) shall nominate and appoint, effective January ___, 2008 and subject to the terms and conditions contained herein, Dominion Packaging, Inc (“Dominion”) as AFP’s exclusive agent authorized to perform on behalf of AFP all activities necessary or incident to AFP’s supply of inner frame products to RJRT under the Supply Agreement by and between RJRT and AFP dated May 2, 2005 (the “RJRT Supply Agreement”), including, but not limited to: (i) manufacturing and delivering products to RJRT, (ii) managing and performing AFP’s obligations thereunder and (iii) receiving payments thereunder on behalf of AFP, in each case with respect to the supply of inner frame products (all such activities and services to be performed by Dominion hereunder sometimes collectively referred to herein as the “Agency Services”).
     AFP herein confirms to you that, pursuant to this agency appointment, all acts and omissions of Dominion in connection with or relating to the performance of the Agency Services shall be deemed to be the acts and omissions of AFP. Notwithstanding anything to the contrary herein, Dominion shall not have the authority to modify, assign or terminate the RJRT Supply Agreement or act as AFP’s agent for any products other than inner frame products. AFP appoints Dominion as its exclusive agent solely for all purposes related to inner frame products under the RJRT Supply Agreement. This appointment runs concurrent with the RJRT Supply Agreement. For the avoidance of doubt, AFP recognizes that it retains responsibility for fulfilling all of AFP’s obligations under the RJRT Supply Agreement whether such obligations are to be performed by Dominion or AFP, and that AFP shall be responsible for all acts and omissions of Dominion in connection with Dominion’s performance under the RJRT Supply Agreement.
     Without limiting the generality of the foregoing, AFP further acknowledges and agrees that (i) Dominion, in acting as AFP’s agent hereunder, shall be subject to all the obligations and requirements imposed or arising under the RJRT Supply Agreement with respect to the supply of inner frame products and to the other Agency Services to be performed, with such obligations and requirements being the same that would apply to AFP if AFP, rather than Dominion, were

R.J. Reynolds Tobacco Company
1/23/2008

supplying such products and performing such services, (ii) AFP shall, prior to Dominion’s performance of any Agency Services, provide a copy of the RJRT Supply Agreement to Dominion and advise Dominion of the foregoing and that Dominion must comply with the obligations and requirements referred to in preceding clause (i) just as if Dominion were a party to such agreement, except that, notwithstanding anything herein to the contrary, Dominion shall not be a third party beneficiary of the RJRT Supply Agreement or this letter, and (iii) AFP shall be responsible for any breach by Dominion (whether due to negligence, reckless or willful misconduct or otherwise) in any respect of such obligations and requirements (including, without limitation, any breach of the confidentiality obligations set forth in Article V of the RJRT Supply Agreement or any breach of the warranties set forth in Article VI of the RJRT Supply Agreement), with any such breach by Dominion (a) being subject to AFP’s indemnity obligations as set forth in Article VI of the RJRT Supply Agreement, and (b) affording RJRT the same rights and remedies available under the RJRT Supply Agreement or otherwise to the same extent as if such breach were by AFP, rather than Dominion (including, without limitation, the right afforded RJRT under the RJRT Supply Agreement to terminate such agreement).
     In light of the foregoing, regarding inner frame products per the RJRT Supply Agreement (except as otherwise noted herein), you should deal directly with Dominion, unless and until notified in writing of a change by AFP. Your principal contact at Dominion is Brett Hawkins / President / 804-536-8557 / hawkinsb@dompkg.com. All such persons, including those subsequently nominated by our agent, Dominion, are hereby deemed to be authorized to make decisions and give instructions to you on behalf of AFP.
     In order for Dominion to successfully perform the Agency Services, Dominion will need access to RJRT’s Confidential Information, as defined in the RJRT Supply Agreement. AFP therefore desires to disclose to Dominion any and all of RJRT’s Confidential Information, but only to the extent strictly necessary for Dominion to perform as AFP’s agent as provided hereunder (it being acknowledged and agreed by AFP that the disclosure of such information shall be subject to the confidentiality provisions of Article V of the RJRT Supply Agreement).
     Please indicate your consent to the foregoing terms of this letter by signing this letter agreement in the space indicated below, and returning it to Andy Starr by January ___, 2008 as follows:
Andy Starr
Alcoa Flexible Packaging, LLC
8960 Championship Drive
Davison, MI 48423
Fax: 866-699-1239
     Except as otherwise expressly provided herein, the RJRT Supply Agreement remains unmodified and in full force and effect.

R.J. Reynolds Tobacco Company
1/23/2008

     Please contact Andy Starr should you have any questions concerning the above. Thank you for your co-operation and timely attention to this matter.

Yours very truly,

Alcoa Flexible Packaging, LLC

By:	/s/ Andrew M. Starr

Name:	Andrew Starr

Title:	Director — Sales & Marketing

CONSENT ACKNOWLEDGED:

R. J. Reynolds Tobacco Company

By:	/s/ Timothy G. Martin

Name:	Timothy G. Martin

Title:	SVP — Supply Chain Management

cc:
R. J. Reynolds Tobacco Company, 401 North Main St., Winston-Salem, NC 27102-2866, Fax: (336) 741-2998, Attn: General Counsel